HXT Holdings, Inc.

(formerly China International Enterprises Corp.)

List of Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Percentage
Heng Xing Technology Group Development Limited (“HXT”)	British Virgin Islands	100%
Shenzhen Hengtaifeng Technology Co., Ltd. (“HTF”)	PRC	100%*

* indirectly owned through HXT.